Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME/(LOSS)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Thousands of Dollars, Except Share Information)	2025	2024	2025	2024
Operating Revenues	$3,220,625	$3,063,224	$10,177,048	$8,929,321

Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	1,049,254	917,858	3,208,337	2,995,245
Operations and Maintenance	518,341	510,439	1,473,349	1,437,826
Depreciation	395,388	366,145	1,160,563	1,060,650
Amortization	108,246	243,957	672,798	127,495
Energy Efficiency Programs	173,104	148,054	565,945	506,821
Taxes Other Than Income Taxes	287,610	264,371	817,931	740,414
Total Operating Expenses	2,531,943	2,450,824	7,898,923	6,868,451
Operating Income	688,682	612,400	2,278,125	2,060,870
Interest Expense	318,065	300,576	912,107	822,640
Losses on Offshore Wind	284,000	464,019	284,000	464,019
Other Income, Net	85,830	112,555	273,536	318,870
Income/(Loss) Before Income Tax (Benefit)/Expense	172,447	(39,640)	1,355,554	1,093,081
Income Tax (Benefit)/Expense	(196,982)	76,537	78,849	348,309
Net Income/(Loss)	369,429	(116,177)	1,276,705	744,772
Net Income Attributable to Noncontrolling Interests	1,880	1,880	5,639	5,639
Net Income/(Loss) Attributable to Common Shareholders	$367,549	$(118,057)	$1,271,066	$739,133

Basic Earnings/(Loss) Per Common Share	$0.99	$(0.33)	$3.44	$2.09

Diluted Earnings/(Loss) Per Common Share	$0.99	$(0.33)	$3.44	$2.08

Weighted Average Common Shares Outstanding:
Basic	371,914,953	359,520,518	369,299,065	354,483,338
Diluted	372,262,732	359,817,657	369,619,180	354,744,846

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.